Exhibit 99.1

FA Email

Subject: Global Income Trust announces valuation results

Distribution Date: January 20, 2015

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Jan. 13, 2015, the board of directors of Global Income Trust, Inc. (the REIT) approved the estimated net asset value (NAV) per share of the REIT’s common stock to be $7.43 as of Dec. 31, 2014.

•	In determining the estimated NAV per share, the REIT engaged CBRE Capital Advisors, Inc. (CBRE Cap), a third-party independent valuation firm, to provide property level and aggregate valuation analyses of the REIT and its investments and to provide a range for the estimated NAV. The valuation process used by the REIT was designed to follow methodologies prescribed by IPA Practice Guidelines 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.[1] The estimated NAV per share approved by the board of directors was the lower point of the range of value provided by CBRE Cap.
•	The REIT’s board of directors commenced a process in October 2014 to estimate the REIT’s estimated NAV per share, to provide existing investors and broker-dealers an indication of the estimated value of the REIT’s shares based on its acquisitions to date and current portfolio of income-oriented commercial real estate.
•	On December 30, 2014, the REIT’s advisor, CNL Income Advisors, LLC, agreed to waive (i) all unpaid asset management fees, acquisition fees and disposition fees for the years 2012 and 2013, and (ii) the reimbursement of all unpaid expenses incurred by the advisor for the years 2012 and 2013 under the Fourth Amended and Restated Advisor Agreement between the REIT and the advisor dated as of March 8, 2012.
•	Fourth quarter statements are expected to begin mailing on or about Jan. 26, 2015. The REIT is no longer offering shares; therefore, statements will reflect estimated NAV instead of POP.
•	The REIT mailed this letter to shareholders and will hold a webinar about the valuation for financial advisors and broker-dealers on Jan. 23, 2015, at 4:00p.m. ET. REGISTER for the webinar and dial 800-897-4933 to access it.

For more information, please read Global Income Trust’s current report on Form 8-K filed Jan. 20, 2015, with the U.S. Securities and Exchange Commission, or contact your CNL Securities Corp. representative at 866-650-0650.

1There is no assurance that the IPA Guidelines are acceptable to FINRA or under ERISA for compliance with reporting requirements.

FOR BROKER-DEALER AND RIA USE ONLY.

The Company’s estimated net asset value per share, which is taken at snapshot in time and is based upon various estimates and assumptions, does not necessarily represent the amount an investor could expect to receive if the Company were to list its shares or liquidate its assets, now or in the future.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein. To the extent information herein conflicts with the REIT’s public filings, the information in the public filings shall govern.